  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Apple iSports Signs Letter of Intent to Acquire AmeriCrew Inc.

Irvine, CA, May 15, 2025 – Apple iSports Group, Inc. (OTC-QB: AAPI) (“Company” or “Apple iSports”), an entertainment, media, iGaming, and technology services company, is pleased to announce it has signed a non-binding Letter of Intent with AmeriCrew Inc., a Delaware corporation ("AmeriCrew"), a technology infrastructure and managed services company.

Key Highlights

•	AmeriCrew will sell all its assets, including existing operating contracts, to Apple iSports.

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The Board of Directors of both AmeriCrew and Apple iSports unanimously approved the proposed transaction, which is expected to close in the third quarter of 2025, subject to any regulatory approvals, approval by the AmeriCrew shareholders, and the satisfaction of closing conditions in the definitive agreement to be agreed upon by the parties.

•	AmeriCrew will continue to operate under its brand and will be led by Mr. Kelley Dunne, the current CEO of AmeriCrew.

•	The Board of Directors of Apple iSports will apply its significant management skills and industry relationships to assist AmeriCrew to achieve its business strategies and expansion efforts.

•	The purchase price is payable in a combination of cash and shares of common stock of Apple iSports on terms determined by the parties.

Strategic and Financial Rationale Key

The proposed acquisition shows Apple iSports’ ability to follow through on its strategic growth plans. It supports the Company’s goals and strong ties within the entertainment, media, and iGaming by securing valuable assets, projects, and recurring revenue streams. This positions Apple iSports to become a leading player in the U.S. as sports, media, and entertainment continue to merge, especially with advanced AI playing a growing role in shaping the industry.

Strategically, Apple iSports is looking to position itself at the forefront of the evolving convergence between technology, media, and entertainment, particularly as the boundaries between sports and entertainment continue to blur. Through our strategic business combination with AmeriCrew, we aim to address the critical infrastructure and connectivity gaps in today’s rapidly evolving digital landscape. As demand for high-speed access to content via broadband, cellular, and satellite networks continues to surge, our mission is to enhance and expand the underlying systems that power next-generation media consumption. This investment in infrastructure ensures seamless streaming and interactive experiences for fans. It empowers athletes and content creators with the tools and platforms to reach broader audiences and unlock new monetization opportunities, such as iGaming opportunities and other forms of engagement.

Kelley Dunne, CEO of AmeriCrew, stated, "The proposed acquisition of AmeriCrew by Apple iSports is the product of extensive dialogue between the parties and a rigorous assessment of numerous strategic alternatives for AmeriCrew. Apple iSports possesses the requisite skills of an acquiring partner – high- quality, experienced management and opportunities for further strategic acquisitions and significant organic growth in the fast-growing gaming and entertainment sectors. The timing of this transaction is excellent given the positive outlook for our business."

Joe Martinez, Chairman and CEO of Apple iSports Core, stated, “The Board is excited to announce the proposed acquisition of AmeriCrew, which aligns perfectly with our strategy and accelerates our growth. Our combined strengths, unique service offerings, talented team, and rapidly growing entertainment, media, and gaming markets create strong potential for success.”

Board member Lyndon Hsu added, “With our capital-raising efforts and future acquisitions, Apple iSports is well-positioned to achieve our goal of becoming a NASDAQ mainboard-listed company. In addition, AmeriCrew provides an infrastructure service delivery platform that will be the key to adding accretive companies via standard interfaces to accomplish our overall objectives of delivering state-of- the-art, easy-to-use products for our users.”

About AmeriCrew Inc.

AmeriCrew Inc. is a national infrastructure company focused on training and employing our nation's transitioning military and veteran workforce. AmeriCrew provides specialty contracting services to market participants in the telecom and clean energy industries throughout the United States.

AmeriCrew is led by Mr. P. Kelley Dunne, a seasoned executive with decades of experience in the telecommunications industry. Widely recognized as a pioneer in deploying some of the nation’s earliest 4G broadband wireless and fiber to the home networks, Mr. Dunne has consistently been at the forefront of innovation in the sector.

Before founding AmeriCrew, Mr. Dunne served as Chairman and Co-Founder of Warriors4Wireless (W4W). This national nonprofit established a platform for training and transitioning military personnel and underemployed veterans into the wireless industry.

Mr. Dunne has held leadership roles, including CEO of One Economy, a global nonprofit delivering technology solutions to underserved communities, including Tribal Nations deployments. As an entrepreneur, he was the Co-Founder, Chairman, and CEO of DigitalBridge Communications, one of the first mobile 4G rural broadband wireless companies in the U.S.

His professional background includes senior executive positions at major telecommunications firms such as Verizon, AT&T, Bell Labs, and OnePoint Communications. Mr. Dunne began serving as an enlisted soldier and officer in the U.S. Army Signal Corps. He holds a Bachelor of Science and a master’s degree in communications engineering and management from Ohio University and Ball State University.

AmeriCrew’s core business activities include fiber deployment, 5 G-wireless, Private LTE networks, clean energy infrastructure, and managed services. AmeriCrew will deliver integrated infra-technology solutions that will reduce latency, reduce CPU utilization, and provide a state-of-the-art encryption algorithm that does not impact bandwidth like other products currently in the market. The benefit is that high-speed cell phone and broadband connections will be faster and more secure.

AmeriCrew brings the next generation of Private LTE infrastructure and fixed wireless access (FWA) technology that will power the next generation of networks and the emerging Edge Data Center Technology that enhances Entertainment Networks, Media, and iGaming platforms as the convergence continues to be a significant part of the computing and telecom environments. https://americrew.com/

About Apple iSports Group, Inc.

Apple iSports is an emerging entertainment, technology, and gaming services provider. The Company’s core businesses include infrastructure and providing gaming and sports platform solutions.

The core team behind Apple iSports has over four decades of gaming and wagering experience in regulated markets such as Australia, the U.K., and Europe. The Company now brings that experience to the U.S., complemented by powerful corporate and finance capabilities.

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For additional information about the Apple iSports platform, please visit.

•	https://appleisports.com.

•	Corporate and investor information at https://corporate.appleisports.com.

Special Note Regarding Forward-Looking and Cautionary Statements

This release contains forward-looking financial information related to the Company’s strategic growth initiatives. Actual results may differ due to market conditions and other factors, including its ability to raise sufficient funding. Apple iSports Group, Inc. assumes no obligation to update forward-looking statements except as required by law.

Media Contact:

Cathy Verlench

Controller & Head of Media Relations Apple iSports

949-247-4210

cathy.verlench@appleisports.com

www.appleisports.com

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